Exhibit 10.3

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of August 5, 2014 by and among Thomas J. Leetch, Jr. (the “Executive”), Independent Bank Corp., a Massachusetts corporation, and Rockland Trust Company, a wholly owned subsidiary of Independent Bank Corp. (collectively, “Buyer”), Peoples Federal Bancshares, Inc., a Maryland corporation (“Seller”) and Peoples Federal Savings Bank, a wholly owned subsidiary of the Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, Buyer, Seller and Seller Bank are entering into an Agreement and Plan of Merger, dated as of August 5, 2014 (the “Merger Agreement”) pursuant to which Buyer will acquire the Seller Bank through the transactions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, Buyer, Seller, Seller Bank and the Executive desire to enter into this Agreement, which shall terminate (i) the Executive’s employment with Seller and Seller Bank, (ii) the Employment Agreement by and between Seller and the Executive dated July 6, 2010, as amended, (iii) the Employment Agreement by and between Seller Bank and the Executive dated December 16, 2008, as amended ((ii) and (iii) collectively, the “Employment Agreements”), in each case effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreements the Executive shall be entitled to receive a lump sum cash payment of $2,526,467 and such other rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is acknowledged, the Executive, Buyer, Seller, and the Seller Bank agree as follows:

1.                                      Payments and Other Rights.

1.1.                            Lump sum payments.  On the business day coinciding with or next following the eighth day after the Effective Time of the Merger, provided (i) the Executive is still employed by Seller and Seller Bank immediately prior to the Effective Time of the Merger and (ii) the Executive has not revoked the release contained in Section 4 hereof, Seller Bank shall make a lump sum payment to the Executive in an amount equal to $2,526,467, in full satisfaction of the obligations of Seller and Seller Bank under the Employment Agreements in connection with the consummation of the Merger and the termination of the Executive’s employment with Seller and Seller Bank effective immediately prior to the Effective Time of the Merger and as consideration for the Executive’s service to the Company and other obligations under the Consulting and Non-Competition Agreement attached as Exhibit A (the “Consulting Agreement”), less applicable tax withholdings (the total of such sum, the “Total Payment Amount”).  For the avoidance of doubt, the parties agree that the Total Payment Amount includes the lump-sum present value of 36 months of premium payments under welfare plans maintained by Seller and/or Seller Bank and is being paid in full satisfaction of Seller and Seller

Bank’s obligations under Section 5(d) of each of the Employment Agreements, other than Seller’s obligation to provide supplemental retiree health insurance under Section 3(f) of each of the Employment Agreements, addressed in Section 1.2(b) below.

The parties agree that the Total Payment Amount is final and binding on all parties and shall not be subject to further adjustment, and that the Total Payment Amount (other than the portion of the Total Payment Amount paid to the Executive as consideration for the Executive’s execution of the Consulting Agreement) and any amounts described in Section 1.2(a) below shall not be paid until the Section 409A waiting period described in Section 2 below has passed, as may be applicable.

In consideration of the provisions of this Agreement, Executive, Buyer, Seller, and Seller Bank agree that the Employment Agreements shall each terminate without any further action of any of the parties, effective immediately prior to the Effective Time of the Merger.  The Executive agrees that the Total Payment Amount, together with satisfaction of the other obligations set forth in this Agreement, shall be in complete satisfaction of all rights to payments or benefits under the Employment Agreements or any other severance program except as otherwise expressly set forth in this Agreement.

1.2.                            Other rights.  The Executive shall additionally be entitled to:

(a)                                 payment by Rockland Trust Company of the Change in Control benefit described in Section 2.4 of the Amended and Restated Salary Continuation Agreement by and between Seller Bank and the Executive dated July 6, 2006, as amended (the “Salary Continuation Agreement”), which benefit (i) is the payment to Executive of $175,000 per year for twenty years, with such annual benefit payable in equal monthly installments commencing on the first day of the month following the Executive’s termination of employment at the Effective Time of the Merger, and (ii) shall not be accelerated by Buyer under Treasury Regulation Section 1.409A-3(j)(ix)(B) within the 12 months following the Merger;

(b)                                 coverage for Executive and his spouse for each of their lifetimes under a supplemental retiree health insurance plan (medical and prescription drug benefits) maintained by Buyer at no cost to the Executive;

(c)                                  the payment of the Merger Consideration with respect to the Executive’s common stock of Seller (whether restricted or unrestricted) and payments with respect to Seller stock options, in each case as contemplated by the Merger Agreement;

(d)                                 the payment of any vested benefits that the Executive has accrued under (i) any tax-qualified retirement plans maintained or contributed to by Seller and/or Seller Bank in which he is a participant, and (ii) the Voluntary Deferred Compensation and Supplemental Employee Stock Ownership Plan for Executives maintained by Seller and Seller Bank, in each case in accordance with the terms and conditions of such plans;

(e)                                  the continued right of the Executive to use the leased automobile that the Executive is presently using through the end of the current lease; the Executive will receive a lump-sum payment within ten days after the end of the current lease (which ends in April 2016) equal to (i) $729.17 multiplied by (ii) the difference between (a) 36 months and (b) the number of months remaining on the lease after the Effective Time.

(f)                                   the right of Executive to elect to purchase at his sole expense continuation coverage under any group health plan maintained by the Seller Bank that is subject to COBRA in which Executive is a participant immediately prior to the Effective Time of the Merger;

(g)                                  right of the Executive to convert at his own cost any group insurance coverages (other than health benefits) maintained by Seller Bank in which Executive is a participant to an individual policy in accordance with the conversion provisions of such group insurance policy; and

(h)                                 the right of the Executive’s beneficiary (as designated by Executive) to a $400,000 death benefit upon Executive’s death under the Seller Bank Split Dollar Plan dated March 1, 2011, as in effect as of the Effective Time of the Merger.

2.                                      Section 409A of the Code.  It is the intention of the parties that this Agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”).  Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A.  If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Executive’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A.  In the event that the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Executive’s date of death, or (y) the first day of the seventh month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule.  To the extent any expense, reimbursement or in-kind benefit provided to the Executive constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.

3.                                      Termination of Employment; Releases.  The Executive’s employment with Seller and Seller Bank shall terminate effective immediately prior to the Effective Time of the Merger.  Subject to Buyer’s performance of its obligations under this Agreement, Executive, for himself and for his heirs, successors and assigns, does release completely and forever discharge Buyer, Seller, and Seller Bank, their respective affiliates and successors and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) from any obligations under the Employment Agreements and any and all other claims, demands, proceedings, agreements (express or implied), obligations, liabilities and causes of action whatsoever, whether known or unknown, whether arising under common law, in equity or under statute, including all claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, Massachusetts General Laws chapter 151B, the Massachusetts Wage Act (including but not limited to paid time off, overtime and other wages), the Family and Medical Leave Act, and the Employee Retirement Income Security Act; and all other statutory and common law claims which Executive or his heirs, successors or assigns now have, have ever had or may hereafter have against the Releasees relating to or arising out of any matter related solely to the period prior to the date of Executive’s execution of this Agreement.

Notwithstanding the foregoing, Executive does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge or administrative complaint, (ii) claims which cannot be waived by law, such as claims for workers’ compensation, (iii) any right to earned but unpaid wages, (iv) any right to accrued but unused vacation time, (v) any right to vested benefits under a tax-qualified plan, (vi) the obligations described in Section 1 of this Agreement, or (vii) the obligations of Buyer under the Merger Agreement.

Executive agrees to execute an identical “bring-down” release immediately prior to the Effective Time of the Merger in consideration of the payments described above, except that it will cover any claims under the Age Discrimination in Employment Act of 1967, as amended.

4.                                      General.

4.1                               Heirs, successors and assigns.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and assigns.

4.2                               Final agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  For avoidance of doubt, the payments and benefits described in Section 1 of this Agreement shall not be increased or decreased as a result of any compensation that Executive may receive from Seller or Seller Bank through the vesting of restricted stock, the exercise of stock options, or otherwise.

4.3                               Conflict.  In the event of any conflict between the terms and conditions of this Agreement and any other agreement between the parties, including the Employment Agreements and the Salary Continuation Agreement, the terms and conditions of this Agreement shall control.

4.4                               Withholdings.  Seller, Seller Bank, and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

4.5                               Governing law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

4.6                               Defined terms.  Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

4.7                               Voluntary and knowing action of Executive.  Executive acknowledges that, by his free and voluntary act of signing below, Executive agrees to all of the terms of this Agreement and intends to be legally bound hereby.  This Agreement will remain in effect despite the discovery or existence of any new, additional fact or any fact different from that which Executive now knows or believes to be true.  Executive acknowledges that he has read this Agreement and the Consulting Agreement, that the payments Executive will receive under this Agreement are sufficient consideration for Executive to enter into this Agreement and the Consulting Agreement, and that Executive understands the terms and conditions of this Agreement and the Consulting Agreement.  Executive further acknowledges and agrees that Executive’s decision to enter into this Agreement is not made in reliance upon, in whole or in part, any representation, inducement, promise or agreement, oral or otherwise, not embodied in the Agreement or Consulting Agreement.  Executive represents to Buyer that he had adequate time and opportunity to be represented by legal counsel in connection with the review and execution of this Agreement and the Consulting Agreement, that execution of this Agreement and the Consulting Agreement is Executive’s free act and deed, and that Executive was not compelled to sign this Agreement or the Consulting Agreement by economic hardship or any other form of duress.

4.8                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.9                               Amendment.  This Agreement may be amended with the written consent of each of the parties hereto. The consent of Seller and Seller Bank shall not be required to amend this Agreement after the Effective Time of the Merger.

5.                                      Effectiveness.  Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties in accordance with its terms.  In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

/s/ Maurice H. Sullivan, Jr.	/s/ Thomas J. Leetch, Jr.
Name: Maurice H. Sullivan, Jr.	Name: Thomas J. Leetch, Jr.

ATTEST:	INDEPENDENT BANK CORP.

/s/ Linda M. Campion	By:	/s/ Christopher Oddleifson
Name: Linda M. Campion	Name: Christopher Oddleifson
Title: Chief Executive Officer and President

ATTEST:	ROCKLAND TRUST COMPANY

/s/ Linda M. Campion	By:	/s/ Christopher Oddleifson
Name: Linda M. Campion	Name: Christopher Oddleifson
Title: Chief Executive Officer and President

ATTEST:	PEOPLES FEDERAL BANCSHARES, INC.

/s/ Christopher Lake	By:	/s/ Maurice H. Sullivan, Jr.
Name: Christopher Lake	Name: Maurice H. Sullivan, Jr.
Title: Chairman and Chief Executive Officer

ATTEST:	PEOPLES FEDERAL SAVINGS BANK

/s/ Christopher Lake	By:	/s/ Thomas J. Leetch, Jr.
Name: Christopher Lake	Name: Thomas J. Leetch, Jr.
Title: President and Chief Executive Officer